Exhibit 10.85

CONSOL ENERGY INC.

SUMMARY OF AMENDED AND RESTATED SHORT-TERM INCENTIVE COMPENSATION PLAN

The following is a summary of the Amended and Restated Short-Term Incentive Compensation Plan (the “Plan”) of CONSOL Energy Inc. (the “Company”). The Plan, as amended and restated, was approved by the Company’s Board of Directors (the “Board”) on October 19, 2005.

Purpose. The Plan provides for incentive-based, competitive cash compensation opportunities to certain employee groups of the Company and its subsidiaries and business units. The Plan’s purpose is to provide an effective management tool and employee reward opportunity based on achievement of Company, business unit, and individual employee objectives.

Who Is Eligible. Based on recommendations made in the first quarter of each year, the Compensation Committee of the Board (the “Compensation Committee”) determines those management and employee groups from the individual business units and operations who will be eligible for an award, if any, as a result of performance in the previous Plan quarter and year.

Quarterly Awards. To be eligible for a quarterly award, the Plan participant must be an active, full-time, non-union represented employee on the last day of a Plan quarter, have worked for at least one month of that same quarter, be an active employee on the date the quarterly award is distributed, and belong to one of the following employee groups: (i) salaried employees below the level of Superintendent at union represented and non-union represented mine sites; (ii) non-union represented employees at mine sites; and (iii) coal operations support employees at Baltimore Terminal, Alicia Dock, River Division and Cargo Dockers. Notwithstanding the foregoing, if a participant’s employment ends due to an “early,” “normal,” or “incapacity” retirement (all as defined in the Company’s retirement plan), the participant must have retired after the last day of the calendar quarter to be eligible for that quarter’s award.

Annual Awards. To be eligible for an annual award, the Plan participant must be an active, full-time, non-union represented employee on December 31 of a Plan year, have worked for at least 3 months of that same year, be an active employee on the date the annual award is distributed, and belong to one of the following employee groups: (i) Company corporate employees; (ii) Fairmont Supply Company employees; (iii) coal operations support employees; (iv) coal operations employees at the Superintendent level and above; and (v) Schedule 1 employees. Notwithstanding the foregoing, if a participant’s employment ends due to an “early,” “normal,” or “incapacity” retirement, the participant must have retired on or after December 31 of the Plan year to be eligible for that year’s award.

Net Income Performance Threshold. Each year, the Compensation Committee sets a minimum net income threshold for the Company. In years when the Company’s minimum net income threshold is not achieved, the Plan does not pay an annual award (though quarterly awards throughout the year may be paid to those employee groups eligible for quarterly awards).

Award Determination Process. The amount of an award depends on the extent to which the individual, the business unit and the Company achieve established objectives for the applicable Plan quarter or year. An individual’s incentive compensation opportunity percentage primarily determines the amount of the award. Objectives, as set forth below, are established and approved for each Plan quarter and year and are assigned an overall performance rating and weighted according to various factors. The objectives include: (i) combined corporate performance (e.g. one or more recommended corporate profit objectives approved by the Compensation Committee); (ii) business unit performance; and (iii) individual performance. At the end of each Plan quarter and year, the Compensation Committee determines combined corporate and business unit performance and the Plan participant’s manager determines individual performance.

The incentive compensation opportunity percentage is job-grade specific and expressed as a percentage of base salary. The Compensation Committee establishes, approves and recommends changes to these percentages by examining job responsibilities for each grade level and benchmarking the opportunity to market-competitive data. Adjustments may be made to awards in order to achieve internal pay equity.

At the end of each Plan quarter and year, performance in relation to each objective is evaluated. The Compensation Committee determines a single Company and business unit performance rating. The manager and individual will discuss the individual’s performance rating to assign to such individual’s performance. The ratings and individual incentive compensation opportunity percentage are then used in specific plan formulas (set forth below) to determine the amount of a quarterly or annual award under the Plan.

Payment Schedule and Formula. Once a Plan quarter or year ends, as the case may be, and the Compensation Committee has approved an award under the Plan, it will be paid as soon as administratively feasible. The payments will be determined in accordance with the applicable formula set forth below:

Quarterly Award Formula.

Base salary/wage as of last day of quarter	X	Incentive compensation opportunity %	X	1/4 (quarterly)	X	Company performance factor	X	Business unit performance factor	=	Quarterly incentive award payment

Annual Award Formula.

Base salary/wage as of December 31	X	Incentive compensation opportunity %	X	Annual incentive compensation award factor	=	Annual award payment

Settlement of Awards. Awards are paid in cash.

Taxation of Award. An award will be treated as ordinary income in the year in which it was paid. The amount needed to satisfy federal, state and/or local withholding tax requirements (including FICA) will be withheld from a participant’s award before making a payment to the participant.

Plan Administration. The Plan is administered by the Compensation Committee. The President and CEO of the Company, with the assistance of the Vice President of Human Resources and staff, perform administrative functions, including recommendations to the Compensation Committee. The Compensation Committee considers and approves any awards.

The powers of the Compensation Committee include authority to interpret the Plan, and, subject to Plan provisions, determine eligible participants, terms of any awards, minimum thresholds, target amounts and profit objectives, and the extent to which the Company and Plan participants have met or exceeded thresholds, target amounts and profit objectives. The Compensation Committee has the power, in its sole and complete discretion, to determine the amount of or eliminate any award under the Plan.

The Compensation Committee may delegate to appropriate officers of the Company and/or its related companies who are participating employees in the Plan certain tasks related to its powers and duties under the Plan.

Amendment or Termination. The Plan can be amended or terminated at any time by the Compensation Committee, subject to approval by the Company’s Board, provided that no amendment or termination effects the rights of eligible participants to receive awards earned but unpaid as of the date of an amendment or termination.

No Assignments. Prior to receipt, no award is assignable, in whole or in part, either voluntarily or by operation of law.

Reserves. Any account or reserves that the Company establishes to record amounts credited for the Plan are solely for accounting purposes.

No Rights to Awards or Continued Employment. No person has a right or claim to be granted an award from the Plan, and no employee who is an eligible Plan participant will have the right to continued employment with the Company or any of its subsidiaries or business units.

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